    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated February 16, 2001, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  UPROAR INC.
                                       AT
                              $3.00 NET PER SHARE
                      BY FLIPSIDE ACQUISITION CORPORATION,
                          A WHOLLY OWNED SUBSIDIARY OF
                                 FLIPSIDE, INC.

    Flipside Acquisition Corporation, a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of Flipside, Inc. ("Flipside"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Uproar Inc., a Delaware corporation ("Uproar") (the shares of Common Stock are referred to as the "Shares"), at a price of $3.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 16, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who are record owners of their Shares and tender directly to Mellon Investor Services LLC, (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.
                 NEW YORK CITY TIME, ON FRIDAY, MARCH 16, 2001,
                         UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that represents at least a majority of the outstanding shares of Common Stock on a fully diluted basis (assuming the exercise of all outstanding options to purchase shares of Common Stock that are then exercisable and any other rights to acquire shares of Common Stock on the date of purchase) (collectively, the "Minimum Condition"), and
(ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (and any extension thereof) having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions, which are more fully described in Section 15 of the Offer to Purchase.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 5, 2001 (the "Merger Agreement") by and among Flipside, the Purchaser and Uproar. The purpose of the

Offer is for the Purchaser to acquire a majority voting interest in Uproar as the first step in Flipside acquiring the entire equity interest in Uproar. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Uproar (the "Merger"), with Uproar continuing as the surviving corporation and a wholly owned subsidiary of Flipside. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Uproar. Uproar has also granted Flipside an irrevocable option, exercisable in whole if Flipside owns beneficially at least 80% of the Shares outstanding after the purchase of and payment for Shares pursuant to the Offer and the Purchaser accepts for payment pursuant to the Offer less than 90% of the Shares of Uproar then outstanding, to purchase additional Shares equal to an amount that, when added to the Shares already owned by the Purchaser at the time the option is exercised, will constitute one Share more than 90% of the Shares of Uproar then outstanding, at a price per share equal to $3.00 net per Share. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Uproar or Flipside or any of their respective subsidiaries, all of which will be cancelled, and Shares held by Uproar stockholders who perfect appraisal rights) will be converted into the right to receive $3.00 in cash or any greater per Share price paid in the Offer, without interest thereon. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

    THE BOARD OF DIRECTORS OF UPROAR HAS UNANIMOUSLY (1) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF UPROAR, (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(3) RECOMMENDED THAT UPROAR'S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Transfer Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of Uproar, (i) extend the expiration date of the Offer for one or more periods of up to ten additional business days each (but in no event shall Purchaser be permitted to extend the expiration date of the Offer beyond the sixtieth business day after the date of this Agreement (the "Outside Date")),
(ii) provide for one or more subsequent offering periods in accordance with Rule 14d-11 under the Exchange Act, if (A) the number of shares of Common Stock that have been validly tendered and not withdrawn represent less than 90% of the issued and outstanding shares of the Common Stock on a fully diluted basis and
(B) Purchaser shall accept and promptly pay for all shares of Common Stock validly tendered and not withdrawn; PROVIDED, HOWEVER, that no such subsequent offering periods shall exceed, in the aggregate, twenty business days, (iii) extend the Offer (beyond the Outside Date, if necessary) (A) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (B) for one or more periods of up to ten additional business days due to the failure to satisfy the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Flipside and the Purchaser expressly reserve the right, in their sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 of the Offer to Purchase have not been satisfied and (ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment. The term "Expiration Date" means 11:59 P.M. New York City time, on Friday, March 16, 2001, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended, shall expire.

    Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after Monday, April 16, 2001 unless theretofore accepted for payment by the Purchaser. If the Offer is extended beyond the initial Expiration Date and all of the conditions to the Offer have been met, the Purchaser must pay for all Shares already tendered and immediately accept and pay for all Shares tendered during the subsequent Offer period, such that there will be no withdrawal rights during the subsequent Offer period. For a withdrawal of Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Flipside, or any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of Offer to Purchase.

    The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
                            ------------------------

    Uproar has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                    UNITED STATES                                 UK AND EUROPE
             17 State Street, 10th Floor                   Crosby Court, 38 Bishopgate
                 New York, NY 10004                          London EC2N 4AF, England
    Banks and Brokerage Firms Call Collect: (212)              +44(0) 207-335-8700
                      440-9800
      All Others Call Toll Free: (800) 223-2064

                        The Dealer Manager for the Offer is:
                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         Call Toll Free: (800) 323-5678

February 16, 2001